Exhibit 99.1

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THE ESTÉE LAUDER COMPANIES TO ACQUIRE DR. JART+

The Estée Lauder Companies will acquire Korea-based Have & Be Co. Ltd., the company behind Dr. Jart+ and Do The Right Thing.

New York, November 18, 2019 - The Estée Lauder Companies Inc. (NYSE: EL) announced today that it has signed an agreement to acquire the shares that it does not already beneficially own in Have & Be Co. Ltd., the Seoul-based, global skin care company behind Dr. Jart+ and men’s grooming brand Do The Right Thing. Expected to close in December 2019, the acquisition follows the Company’s December 2015 minority investment in Have & Be Co. Ltd. and is pursuant to an agreement made at that time. As one of the fastest growing skin care brands globally, Dr. Jart+ is expected to help further strengthen The Estée Lauder Companies’ leadership position in skin care, and will especially help expand the Company’s consumer reach in Asia/Pacific, North America, the United Kingdom and travel retail. This is the Company’s first acquisition of an Asia-based beauty brand.

Since December 2015, when the Company initially invested in Have & Be Co. Ltd., Dr. Jart+ has experienced significant growth and is expected to reach more than $500 million in net sales in calendar year 2019. Have & Be’s total enterprise is valued at approximately $1.7 billion, and The Estée Lauder Companies has agreed to acquire the remaining two-thirds of Have & Be Co. Ltd., net of cash acquired and subject to certain post-closing adjustments. The Company expects to fund this transaction with debt. The acquisition is subject to certain conditions, including regulatory approvals. In connection with the closing, the Company expects to have a non-cash gain on its initial investment in Have & Be Co. Ltd.

Founded in 2005 by CEO ChinWook Lee in Seoul, South Korea, Dr. Jart+ is a high-growth, global skin care brand fueled by cutting-edge innovation that offers a wide variety of high-performing skin care products. With a unique combination of dermatological science and art – as is reflected in the brand name, which is inspired by the phrase “Doctor Joins Art” – Dr. Jart+ appeals to a broad range of consumers and has a devoted following among millennials in Asia and the United States. Best known for its high-quality, on-trend skin care collections such as Cicapair and Ceramidin, the brand is renowned for its outstanding and fast-moving innovation pipeline and rapid speed-to-market capabilities. Sold through specialty-multi channels, travel retail, freestanding stores, high-end department stores and e-commerce sites in more than 35 countries globally, the brand offers a wide range of high-quality moisturizers, masks, cleansers and serums that are beloved for their innovative, breakthrough formulations.

“We have built an incredible, long-term partnership with ChinWook Lee and his terrific team over the last four years, and we are so pleased to officially welcome this fast-growing and globally beloved brand into our portfolio,” said Fabrizio Freda, President and Chief Executive Officer of The Estée Lauder Companies Inc. “As the Company’s first acquisition of an Asia-based beauty brand, Dr. Jart+’s focus on creating high-quality skin care products that fuse dermatological science, incredible innovation capabilities and artistic expression make it a terrific, strategic addition to our diverse portfolio of prestige beauty brands. We look forward to continued global growth in the years to come.”

“The Estée Lauder Companies is the ideal home for our brands,” said Mr. Lee, Founder and Chief Executive Officer of Have & Be Co. Ltd. “Since the beginning of our partnership four years ago, the Company has shared our mission to provide the very best skin care and beauty products to consumers around the world. We are excited for the opportunity to continue this partnership as we continue to innovate and grow our brands globally.”

“The entrepreneurial spirit and creativity of Dr. Jart+ is a perfect fit for The Estée Lauder Companies,” said William P. Lauder, Executive Chairman of The Estée Lauder Companies Inc. “As consumers increasingly focus on skin care and the category continues its rapid global growth, the influence of cutting-edge, scientifically-driven brands like Dr. Jart+ is undeniable. We are delighted to welcome ChinWook Lee and his entire team to our family.”

Jane Hertzmark Hudis, Group President, The Estée Lauder Companies Inc., will add Dr. Jart+ to the portfolio of brands that she oversees.

In this transaction, Perella Weinberg Partners LP served as financial advisor to The Estée Lauder Companies Inc., while Lowenstein Sandler LLP and Kim & Chang served as legal counsel. Have & Be Co. Ltd. received financial advice from Michel Dyens & Co. and legal counsel from Skadden, Arps, Slate, Meagher & Flom LLP and Bae, Kim & Lee LLC.

The forward-looking statements in this press release, including those in the quoted remarks and those relating to the expected closing date, expectations for the acquired brand and the benefits of the acquisition, involve risks and uncertainties. Factors that could cause actual results to differ materially from those forward-looking statements include the ability of the parties to satisfy the closing conditions under the definitive purchase agreement, current economic and other conditions in the global marketplace, actions by retailers, suppliers and consumers, competition, the Company’s ability to successfully integrate the acquired business and/or implement its long-term strategic plan, and those described in the Company’s annual report on Form 10-K for the year ended June 30, 2019.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, Tommy Hilfiger, M·A·C, Kiton, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin, Tom Ford, Smashbox, Ermenegildo Zegna, AERIN, Tory Burch, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, By Kilian, BECCA and Too Faced.

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